GREY CLOAK TECH INC.

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into on September 25, 2015, with an effective date as set forth in Section 1.1 hereof, by and between Grey Cloak Tech Inc., a Nevada corporation (the “Company”), and Brian J. Dunn, an individual (the “Director”). Each of the Company and the Director shall be referred to as a “Party” and collectively as the “Parties.”

I. SERVICES

1.1  Board of Directors. Effective as of the date that the Director is appointed to the Company’s Board of Directors, and subject to the Company’s procurement of an insurance policy as set forth in Section 2.4 hereof (the “Effective Date”), Director will have been appointed as a member of the Company’s Board of Directors (the “Board”), to serve until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with Section 5.2 hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as nominated and elected pursuant to the then current Articles of Incorporation, as amended from time to time, of the Company and its Bylaws (the “Articles”).

1.2  Director Services. Director’s services to the Company hereunder shall include service on the Board to manage the business of the Company in accordance with applicable law and the then current Articles, and such other services in his capacity as a director of the Company as mutually agreed to by Director and the Company (the “Director Services”).

II. COMPENSATION

2.1  Expense Reimbursement. The Company shall reimburse Director for all reasonable and pre-approved travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2  Fees to Director. The Company will not pay Director any cash fees for the Director Services.

2.3 Warrants. The Company will issue to the Director warrants to purchase up to 2,000,000 shares of the Company’s common stock (the “Warrants”) in the form attached hereto as Exhibit A, exercisable at twenty five cents ($0.25) per share for a period of seven (7) years from the date hereof. The Warrants shall be subject to vesting as set forth therein.

2.4  Director and Officer Liability Insurance. Subject to Article VI hereof, the Company’s director and officer liability insurance policy shall provide Director with coverage for damages and losses incurred in connection with the Director Services as set forth in such policy, which shall have a coverage limit of no less than $1,000,000.

III. DUTIES OF DIRECTOR

3.1  Fiduciary Duties. In fulfilling his managerial responsibilities, Director shall be charged with a fiduciary duty to the Company and all of its shareholders. Director shall be attentive and inform himself of all material facts regarding a decision before taking action, and agrees to be an active participant in the activities of the Company to which the Board is providing oversight. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders. Director agrees to use his best efforts to attend all telephonic and in-person Board meetings, and agrees that he will in any event attend at least 75% of such meetings.

3.2  Confidentiality. Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company which the Company has designated as “confidential” or which is, by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.3  Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, and Director will use his best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4  Return of the Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such the Company Property.

IV. COVENTANTS OF DIRECTOR

4.1  No Conflict of Interest. During the term of this Agreement and for a period of one (1) year thereafter, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is in direct competition with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may own equity of certain business entities engaging in similar business as that of the Company subject to the prior approval by the Board, and provided further that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit B (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be in “direct competition with the Company” for purpose of this Article IV only if and to the extent it is primarily engaged in the business substantially similar to the Company’s detection of advertising click fraud and CleanStreamAdstm business.

4.2  Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his or her employment, contractual or other relationship with the Company.

V. TERM AND TERMINATION

5.1  Term. This Agreement is effective on the Effective Date and will continue until terminated pursuant to section 5.2.

5.2  Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

5.3  Survival. The rights and obligations contained in Articles III, IV, and VI will survive any termination or expiration of this Agreement.

VI. INDEMNIFICATION

6.1 Authority. The Company’s Articles do not expressly provide for the indemnification of its officers and directors. Nonetheless, under the Nevada Revised Statutes, a director or officer is not liable for damages resulting from an act or a failure to act in his or her capacity as a director or officer unless it is proved that the act or failure was (1) a breach of his or her fiduciary duties as a director or officer, and (2) involved intentional misconduct, fraud, or a knowing violation of law.

6.2 Indemnification.

(a)                the Company will indemnify Director to the fullest extent permitted under applicable law if Director was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative or investigative and whether formal or informal (including actions by or in the right of the Company and any preliminary inquiry or claim by any person or authority), by reason of the fact that Director is or was a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation (including a Subsidiary), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done or not done by Director in any such capacity (collectively, “Covered Matters”). Such indemnification will cover all Expenses (as defined in paragraph 6.5(a) below), liabilities, judgments (including punitive and exemplary damages), penalties, fines (including excise taxes relating to employee benefit plans and civil penalties) and amounts paid in settlement that are incurred or imposed upon Director in connection with a Covered Matter (collectively, “Indemnified Amounts”).

(b)               Director will be indemnified for all Indemnified Amounts and the Company will defend Director against claims (including threatened claims and investigations) in any way related to Director’s service as a director including claims brought by or on behalf of the Company or any Subsidiary, except if it is finally determined by the court of last resort (or by a lower court if not timely appealed) that (1) the payment is prohibited by applicable law or (2) Director engaged in intentional misconduct for the primary purpose of significant personal financial benefit through actions adverse to the Company’s and its shareholders’ best interests. As used in this Agreement, (1) “intentional misconduct” will not include violations of disclosure or reporting requirements of federal securities laws or a breach of fiduciary duties (including duties of loyalty or care) if Director relied on advice of counsel to the Company, or otherwise reasonably believed that there was no violation of such requirements or breach of fiduciary duty; and (2) “significant personal financial benefit” will not include compensation or employee benefits for past or prospective services to the Company or the Company’s successor or in connection with an agreement not to compete or similar agreement, or any benefit received by directors or officers or shareholders of the Company generally.

(c)                If Director is entitled under this Agreement to indemnification for less than all of the amounts incurred by Director in connection with a Covered Matter, the Company will indemnify Director for the indemnifiable amount.

6.3 Claims for Indemnification. Director will give the Company written notice of any claim for indemnification under this Agreement. Payment requests will include a schedule setting forth in reasonable detail the amount requested and will be accompanied (or, if necessary, followed) by copies of the relevant invoice or other documentation. Upon the Company’s request, Director will provide the Company with a copy of the document or pleading, if any, notifying Director of the Covered Matter. To the extent practicable, the Company will pay Indemnified Amounts directly without requiring Director to make any prior payment.

6.4 Determination of Right to Indemnification.

(a) Director will be presumed to be entitled to indemnification under this Agreement and will receive such indemnification, subject to paragraph 6.4(b) below, irrespective of whether the Covered Matter involves allegations of intentional misconduct, alleged violations of Section 16(b) of the Securities Exchange Act of 1934, alleged violations of Section 10(b) of Securities Exchange Act of 1934 (including Rule 10b-5 thereunder), breach of Director’s fiduciary duties (including duties of loyalty or care) or any other claim.

(b) If, in the opinion of counsel to the Company, applicable law permits indemnification in a Covered Matter only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because Director has met a standard of conduct established by applicable law, and upon an evaluation of Indemnification Amounts to be paid in connection with such Covered Matter, the following will apply:

(1)               the Company will give Director notice that a determination and evaluation will be made under this paragraph 6.4(b); such notice will be given immediately after receipt of counsel’s opinion that such a determination and evaluations necessary and will include a copy of such opinion.

(2)               Such determination and evaluation will be made in good faith, as follows:

(A)             by a majority vote of a quorum of the Company’s Board of Directors who are not parties or threatened to be made parties to the Covered Matter in question (“Disinterested Directors”) or, if such a quorum is not obtainable, by a majority vote of a committee of Disinterested Directors who are selected by the Board; or

(B)              by an attorney or firm of attorneys, having no previous relationship with the Company or Director, which is selected by the Company and Director; or

(C)              by all independent directors of the Company who are not parties or threatened to be made parties to the Covered Matter.

(3)               Director will be entitled to a hearing before the entire Board of Directors of the Company and any other person or persons making the determination and evaluation under clause (2) above. Director will be entitled to be represented by counsel at such hearing.

(4)               The cost of a determination and evaluation under this paragraph 6.4(b) (including attorneys’ fees and other expenses incurred by Director in preparing for and attending the hearing contemplated by clause (3) above and otherwise in connection with the determination and evaluation under this paragraph 6.4(b)) will be borne by the Company.

(5)               The determination will be made as promptly as possible after final adjudication of the Covered Matter.

(6)               Director will be presumed to have met the required standard of conduct under this Section 6.4(b) unless it is clearly demonstrated to the determining body that Director had not met the required standard of conduct.

6.5 Advance of Expenses.

(a) Before final adjudication of a Covered Matter, upon Director’s request pursuant to paragraph 6.3 above, the Company will promptly either advance Expenses directly or reimburse Director for all Expenses. As used in this Agreement, “Expenses” means all costs and expenses (including attorneys’ fees, expert fees, other professional fees and court costs) incurred by Director in connection with a Covered Matter other than judgments, penalties, fines and settlement amounts.

(b) If, in the opinion of counsel to the Company, applicable law permits advancement of Expenses only as authorized in the specific case upon a determination that Director has met a standard of conduct established by applicable law, the determination will be made at the Company’s cost, in good faith and as promptly as possible after Director’s request, in accordance with clauses (1) through (4) and (6) of paragraph 6.4(b) above. Because of the difficulties inherent in making any such determination before final disposition of the Covered Matter, to the extent permitted by law such advance will be made if (1) the facts then known to those persons making the determination, without conducting a formal independent investigation, would not preclude advancement of Expenses under applicable law and (2) Director submits to the Company a written affirmation of Director’s belief that Director has met the standard of conduct necessary for advancement of Expenses under the circumstances.

(c) Director will repay any Expenses that are advanced under this paragraph 6.5 if it is ultimately determined, in a final, non-appealable judgment rendered by the court of last resort (or by a lower court if not timely appealed), that Director is not entitled to be indemnified against such Expenses. This undertaking by Director is an unlimited general undertaking but no security for such undertaking will be required.

6.6 Defense of Claim.

(a) Except as provided in paragraph 6.6(c) below, the Company, jointly with any other indemnifying party, will be entitled to assume the defense of any Covered Matter as to which Director requests indemnification.

(b) Counsel selected by the Company to defend any Covered Matter will be subject to Director’s advance written approval, which will not be unreasonably withheld.

(c) Director may employ Director’s own counsel in a Covered Matter and be fully reimbursed therefore if (1) the Company approves, in writing, the employment of such counsel or (2) either (A) Director has reasonably concluded that there may be a conflict of interest between the Company and Director or between Director and other parties represented by counsel employed by the Company to represent Director in such action or (B) the Company has not employed counsel reasonably satisfactory to Director to assume the defense of such Covered Matter promptly after Director’s request.

(d)               Neither the Company nor Director will settle any Covered Matter without the other’s written consent, which will not be unreasonably withheld.

(e)                If Director is required to testify (in court proceedings, depositions, informal interviews or otherwise), consult with counsel, furnish documents or take any other reasonable action in connection with a Covered Matter, the Company will pay Director a fee for Director’s efforts at a rate equal to the amount payable to Director for attending Board and Board committee meetings, plus reimbursement for all reasonable expenses incurred by Director in connection therewith.

6.7 D&O Insurance. The parties will cooperate to obtain advances of Expenses, indemnification payments and consents from D&O Insurance carriers in any Covered Matter to the full extent of applicable D&O Insurance. The existence of D&O Insurance coverage will not diminish or limit the Company’s obligation to make indemnification payments to Director. Amounts paid directly to Director with respect to a Covered Matter by the Company’s D&O Insurance carriers will be credited to the amounts payable by the Company to Director under this Agreement.

6.8 Limitations of Actions; Limitation of Liability. No action will be brought by or on behalf of the Company against Director or Director’s heirs or personal representatives relating to Director’s service as a director, after the expiration of one year from the date Director ceases (for any reason) to serve as a Director of the Company, and any claim or cause of action of the Company will be extinguished and deemed released unless asserted by the filing of a legal action before the expiration of such period.

6.9 Rights Not Exclusive. The Indemnification provided to Director under this Agreement will be in addition to any indemnification provided to Director by law,

agreement, Board resolution, provision of the Articles of Incorporation or Bylaws of the Company or otherwise.

6.10 Subrogation. Upon payment of any Indemnified Amount under this Agreement, the Company will be subrogated to the extent of such payment to all of Director’s rights of recovery therefore and Director will take all reasonable actions requested by the Company (at no cost or penalty to Director) to secure the Company’s rights under this paragraph 11 including executing documents.

6.11 Continuation of Indemnity. All of the Company’s obligations under this Agreement will continue as long as Director is subject to any actual or possible Covered Matter, notwithstanding Director’s termination of service as a director.

VII. MISCELLANEOUS

7.1  Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

7.2  No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

7.3  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

To the Company:	Grey Cloak Tech Inc.
10300 W. Charleston
Las Vegas, NV 89135
Attn: Fred Covely
Facsimile: (253) 679-9194

with a copy to:	Clyde Snow & Sessions, PC
201 S. Main Street, 13th Floor
Salt Lake City, UT 84111
Attn: Brian A. Lebrecht
Facsimile: (801) 521-6280

To the Director:	Brian J. Dunn
5 Circle East
Edina, MN 55436
Email: brian@thedunngroup.com

7.4  Choice of Law and Venue. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any Party hereto shall be brought within the State of Nevada, County of Clark.

7.5  Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.6  Entire Agreement. Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the Parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

7.7  Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

7.8  Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the Parties, and shall not affect this Agreement or the construction of any provisions herein.

7.9  Modification. No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all Parties hereto.

7.10  Attorneys Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees.

7.11  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Company”	“Director”

Grey Cloak Tech Inc.,
a Nevada corporation

/s/ Fred Covely	/s/ Brian J. Dunn
By: Fred Covely	Brian J. Dunn
Its: President

EXHIBIT A

Warrants

A

EXHIBIT B

Current Affiliations

B